Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-146446, 333-145755, 333-95285, 333-81604, 333-62158 and 333-88346) of NYFIX, Inc. of our reports, dated March 12, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/ Friedman LLP
East Hanover, New Jersey
March 17, 2008